Exhibit 10.35

EXECUTION COPY

IT SERVICES AGREEMENT

By and Between

KINDRED HEALTHCARE OPERATING, INC.

and

PHARMERICA CORPORATION

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SCHEDULES

SCHEDULE A	-	Statement of Work

SCHEDULE B	-	Operations Manual

SCHEDULE C	-	Inventories

SCHEDULE D	-	RESERVED

SCHEDULE E	-	Service Locations

SCHEDULE F	-	Service Levels

SCHEDULE G	-	Allocated Services

SCHEDULE H	-	Governance

SCHEDULE I	-	Termination Obligations and Termination/Expiration Assistance

SCHEDULE J	-	Affected Employees

SCHEDULE K	-	Transition Plan

SCHEDULE L		Project Executives

SCHEDULE M		Business Associate Addendums

SCHEDULE N		Technology Escrow Agreement

-ii-

IT SERVICES AGREEMENT

This IT Services Agreement is entered into as of July 31, 2007 (the “Effective Date”) by and between Kindred Healthcare Operating, Inc., a Delaware corporation (“Service Provider”), and PharMerica Corporation, a Delaware corporation (“Customer”) with reference to the following facts:

RECITALS

A. Service Provider, through its wholly owned subsidiaries, owns and operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.

B. Customer, AmerisourceBergen Corporation, a Delaware corporation (“ABC”), Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), PharMerica Long-Term Care, Inc. (formerly known as PharMerica, Inc.), a Delaware corporation (“PharMerica”), and certain other parties entered into a Master Transaction Agreement dated as of October 25, 2006 (the “Master Transaction Agreement”), pursuant to which, as of the Effective Time (as defined in the Master Transaction Agreement), PharMerica and certain of its subsidiaries (“PharMerica LTC”) and Kindred Pharmacy Services, Inc., a Delaware corporation, and certain of its subsidiaries (“KPS”) became wholly-owned subsidiaries of Customer, all as provided in the Master Transaction Agreement.

C. Customer, through its wholly owned subsidiaries PharMerica LTC and KPS and their respective direct and indirect subsidiaries, owns, operates or manages pharmacies on behalf of long term care facilities, hospitals and other third parties, and distributes pharmaceuticals and other supplies thereto (the “Pharmacy Business”).

D. Pursuant to the Master Transaction Agreement, Customer and Service Provider desire to enter into this Agreement to provide for an outsourcing relationship wherein Service Provider will be the provider of certain information management services for Customer and manage and maintain certain components of Customer’s technology infrastructure, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

AGREEMENT

1. Definitions

1.1. Certain Definitions.

(a) “ABC” shall have the meaning set forth in Recital B.

(b) “Account Data” shall mean all Customer Data which relates to Customer’s clients other than Kindred and its Affiliates.

(c) “Acquisition Services” shall have the meaning set forth in Section 5.2.

(d) “Affected KND Employees” shall have the meaning set forth in Section 16.1.

(e) “Affected PLTC Employees” shall have the meaning set forth in Section 16.1.

(f) “Agreement” shall mean this IT Services Agreement and all Schedules and Exhibits hereto, as amended in writing by mutual agreement of the parties from time to time.

(g) “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

(h) “Allocated Costs” shall mean the product of (i) the actual costs and expenses incurred by Service Provider in connection with the Allocated Services and (ii) the number of Authorized Users who are employed by or on behalf of Customer divided by the total number of Authorized Users affiliated with Customer and Service Provider.

(i) “Allocated Services” shall mean those items described in Schedule G.

(j) “Application Support Services” shall mean those services described on Schedule A under Section IV Application Support Services.

(k) “Applications Software” or “Applications” shall mean the Software that performs specific user related data processing and telecommunications tasks, and which is set forth on Schedule C as it may be updated from time to time upon the mutual agreement of the parties.

(l) “Asserted Liabilities” shall have the meaning set forth in Section 24.3.

(m) “Authorized Users” shall mean the individual end users who have been assigned a network log-in identification to access a network supported by Service Provider.

(n) “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law or regulation to close or any other day on which Service Provider or Customer is scheduled to be closed.

(o) “Cause” shall have the meaning set forth in Section 16.1.

(p) “Change in Control Event” shall mean: (a) the consolidation or merger of a party with or into any Person in which such party is not the surviving Person of such consolidation or merger; (b) the sale, transfer or other disposition of all or substantially all of the assets of a party; or (c) any change in the beneficial ownership of fifty-one percent (51%) or more of the stock of the outstanding voting securities or other ownership interests of a party.

(q) “Change Control Procedures” shall mean the controls employed to change the scope of the Services, as described in Section 10.2 and the Operations Manual.

(r) “Claim” shall have the meaning set forth in Section 24.3.

(s) “Closing” shall mean the closing of the transactions contemplated by the Master Transaction Agreement.

(t) “Commercially Reasonable Efforts” shall mean taking such steps and performing, in the case of Service Provider, in the same manner and quality as it provides services to itself, and, in the case of Customer, in a prudent and reasonable manner.

(u) “Competitor” shall mean any Person in the Pharmacy Business, and other Persons mutually agreed upon by Customer and Service Provider from time to time but at all times, to the extent permitted in the Master Transaction Agreement, specifically excluding Kindred Healthcare, Inc. and its subsidiaries and successors. For avoidance of doubt, nothing in this Agreement shall be interpreted to allow either party to create an Affiliate for the purpose of avoiding the protections afforded to the other party by any provision of this Agreement.

(v) “Confidential Information” shall have the meaning set forth in Section 15.1.

(w) “Contract Change Request” and “CCR” shall have the meaning set forth in Section 10.1.

(x) “Contract Support Services” shall mean those services described on Schedule A under Section V Contract Support Services.

(y) “Consideration” shall have the meaning set forth in Section 8.1.

(z) “Costs” shall mean the sum of the Direct Costs and the Allocated Costs but specifically excluding any Pass-Through Costs.

(aa) “Customer” shall have the meaning set forth in the introductory paragraph of this Agreement.

(bb) “Customer Data” shall mean all information of Customer and Account Data, derived by or on behalf of Customer from such information, including as stored in or processed through the Services Software or the Services Equipment, excluding all Service Provider pre-existing data, information derived from such pre-existing data and any other information owned by Service Provider prior to or after the Effective Date.

(cc) “Customer Software” shall have the meaning set forth in Section 6.1(a).

(dd) “Customer Works” shall have the meaning set forth in Section 6.1(f).

(ee) “Damages” shall have the meaning set forth in Section 24.1.

(ff) “Data Center” shall mean the data center(s) of Customer and Kindred.

(gg) “Deliverables” shall have the meaning set forth in Section 6.1(f)(5).

(hh) “Derivative Work” shall have the meaning ascribed to it under the United States Copyright statute, 17 USC § 101.

(ii) “Direct Costs” shall mean specifically identifiable costs incurred by Service Provider to provide any Services under this Agreement, including, by way of example, the cost of all compensation and benefits incurred by the Service Provider with respect to (A) personnel working exclusively to provide the Services and (B) personnel working on a non-exclusive basis to provide the Services, but only to the extent of the actual documented time spent by such non-exclusive personnel to provide the Services.

(jj) “Disaster Recovery” shall have the meaning set forth in Section 12.1.

(kk) “Disclosing Party” shall have the meaning set forth in Section 15.2.

(ll) “Disposition Services” shall have the meaning set forth in Section 5.3

(mm) “Dispute” shall have the meaning set forth in Section 20.1(a).

(nn) “Effective Date” shall be the date set forth in the introductory paragraph of this Agreement.

(oo) “Employing Party” shall have the meaning set forth in Section 16.2.

(pp) “Enhancement” means a major modification or enhancement by the Service Provider or Customer, including any customization, addition, revision or improvement, which materially improves the performance of a product (including a Software product) or substantially improves or enhances its utility, functionality or features. The term “Enhancement” does not include any Updates.

(qq) “Equipment” shall mean (i) computer equipment, including personal computers and all computer and associated attachments, features, accessories, peripheral devices, and other equipment; and (ii) network equipment, including PBXs, multiplexors, modems, hubs, bridges, internal routers and other network equipment. The term “Equipment” includes operating system software on such Equipment.

(rr) “Force Majeure Event” shall have the meaning set forth in Section 14.1.

(ss) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

(tt) “Indemnified Party” shall have the meaning set forth in Section 24.3.

(uu) “Indemnifying Party” shall have the meaning set forth in Section 24.3.

(vv) “Infrastructure Services” shall mean those services described on Schedule A under Section III Infrastructure Services.

(ww) “Initial Term” shall have the meaning set forth in Section 2.1.

(xx) “Intellectual Property” shall mean any and all technology, technical information, technical data, inventions, invention disclosures, discoveries, processes, formulae, algorithms, know-how, Software, designs, design elements, product features, product specifications, works of authorship, drawings, non-public materials and any other technical subject matter related thereto. Intellectual Property also includes all intellectual property rights or similar proprietary rights related to the foregoing, in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including (i) patent rights and utility models, (ii) copyrights and database rights, (iii) trademarks and trade dress and the goodwill associated therewith, (iv) trade secrets, (v) mask works, and (vi) industrial design rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction.

(yy) “Kindred” or “KND” shall have the meaning set forth in Recital B.

(zz) “KPS” shall have the meaning set forth in Recital B.

(aaa) “Licensable” means, with respect to any specified Intellectual Property licensed by a party, the right of such party to license or sublicense such Intellectual Property to the other party in the manner specified, without incurring any costs, obligations or liabilities to any other Person or violating any obligations to any other Person.

(bbb) “Master Transaction Agreement” shall have the meaning set forth in Recital B.

(ccc) “Monthly Service Fee” shall have the meaning set forth in Section 8.1.

(ddd) “Object Code” means computer programming code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

(eee) “Operations Manual” shall have the meaning set forth in Section 10.1.

(fff) “Pass-Through Costs” shall have the meaning set forth in Section 8.1.

(ggg) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

(hhh) “Pharmacy Business” shall have the meaning set forth in Recital C.

(iii) “PharMerica” shall have the meaning set forth in Recital B.

(jjj) “PharMerica LTC” or “PLTC” shall have the meaning set forth in Recital B.

(kkk) “Project Change Request” or “PCR” shall have the meaning set forth in Section 10.1.

(lll) “Project Executive” shall have the meaning given in Section 16.3(a).

(mmm) “Publicity” shall have the meaning given in Section 27.2.

(nnn) “Receiving Party” shall have the meaning set forth in Section 15.2.

(ooo) “Renewal Period” shall have the meaning set forth in Section 2.2.

(ppp) “Request for Service” or “RFS” shall have the meaning set forth in Section 10.1.

(qqq) “Required Consents” shall mean the consents required for the assignment or transfer to Service Provider of, or for sublicensing to Service Provider, Third Party Software.

(rrr) “Responsibilities” shall have the meaning set forth in Section 3.5.

(sss) “SAP/PharMerica Interfaces” shall have the meaning set forth in Section 6.1(f)(3).

(ttt) “Service Category” shall have the meaning set forth in Schedule F.

(uuu) “Services” shall mean Application Support Services, Infrastructure Services, Acquisition Services, Disposition Services and Contract Support Services.

(vvv) “Service Level(s)” shall mean the measurement(s) used to assess Service Provider’s performance of certain Service Categories as set forth in Schedule F, as the same may be amended from time to time upon mutual agreement of the parties.

(www) “Service Level Penalties” shall have the meaning set forth in Section 7.1.

(xxx) “Service Locations” shall have the meaning set forth in Section 5.1

(yyy) “Service Provider Data” shall mean all information of Service Provider, including as stored in or processed through the Services Software or the Services Equipment.

(zzz) “Service Provider Software” shall have the meaning set forth in Section 6.1(b).

(aaaa) “Service Provider Works” shall have the meaning set forth in Section 6.1(f).

(bbbb) “Services Equipment” shall mean the Equipment used in connection with the Services, as set forth in Schedule C.

(cccc) “Services Software” shall mean Applications Software and Systems Software.

(dddd) “Software” means computer programs, whether represented in Object Code, Source Code, including system utilities, data security software, network monitors, database managers, data files and application programming interfaces, as well as supporting documentation and media.

(eeee) “Source Code” means computer programming code other than Object Code, and includes code that may be displayed in a form readable and understandable by a programmer of ordinary skill.

(ffff) “Staffed Service Locations” shall have the meaning set forth in Section 5.1.

(gggg) “Systems Software” shall mean the Software that performs tasks basic to the functioning of Customer’s Equipment and which is required to operate the Applications Software or otherwise support the provision of Services by Service Provider, and which is set forth on Schedule C as it may be updated from time to time upon the mutual agreement of the parties.

(hhhh) “Technology Escrow Agreement” shall have the meaning set forth in Section 20.3.

(iiii) “Term” shall have the meaning set forth in Section 2.2.

(jjjj) “Termination/Expiration Assistance” shall have the meaning set forth in Section 21.5.

(kkkk) “Third Party Modifications” shall have the meaning set forth in Section 6.1(f)(4).

(llll) “Third Party Software” shall mean Services Software owned by third parties, including, without limitation, operating system software located on the Services Equipment and the Services Software licensed to either Service Provider or Customer, as the case may be, as set forth on Schedule C as it may be updated from time to time upon the mutual agreement of the parties.

(mmmm) “Transaction Taxes” shall have the meaning set forth in Section 17.2.

(nnnn) “Transition Period” shall mean the period of time commencing on the Effective Date and terminating on the date when the Transition Plan set forth in Schedule K has been fully implemented.

(oooo) “Transition Plan” shall mean the plan mutually agreed upon by Service Provider and Customer, a copy of which shall be attached hereto as Schedule K, which identifies the tasks, timeframes and assignments of Customer and Service Provider to enable Customer to transition to the Services.

(pppp) “Unidentified Resources” shall have the meaning set forth in Section 6.3.

(qqqq) “Updates” means a change, modification, new release or other update made to provide a patch or correct an error (such as a bug fix), defect or other problem and/or to maintain the operational quality of software products, or to address regulatory changes or add new functionality or performance enhancements. The term “Updates” does not include any Enhancements.

2. Term

2.1. Initial Term. The term of this Agreement shall begin on the Effective Date and shall expire five (5) years thereafter (“Initial Term”), unless terminated earlier or extended in accordance with Section 2.2 below.

2.2. Renewal. This Agreement shall automatically renew for successive one-year periods after the expiration of the Initial Term (each a “Renewal Period”), unless either party provides the other party written notice of non-renewal at least one hundred twenty (120) days prior to the expiration of the Initial Term or the then-current Renewal Period. All charges, terms and conditions in effect during the final six (6) months of the Initial Term (or the then-current Renewal Period) shall remain in effect during the subsequent Renewal Period except as otherwise mutually agreed by the parties in writing. The Initial Term and all Renewal Periods are collectively referred to herein as the “Term”.

3. Services Provided

3.1. General.

(a) Service Provider shall provide the Services and satisfy the responsibilities described in this Agreement as it may be supplemented, enhanced or modified, upon mutual written agreement of the parties, during the Term.

(b) If any services, functions or responsibilities not specifically described in this Agreement are inherent subtasks of the Services and are reasonably necessary for provision of the Services, they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

3.2. RESERVED

3.3. RESERVED

3.4. Exclusivity. Service Provider will be the sole provider to the Customer of the Services, including any new, additional, or replacement services that perform substantially similar functions as the Services, unless the parties mutually agree in writing to waive such exclusivity.

3.5. Responsibilities. In order to ensure that the Services are timely and promptly delivered as contemplated in this Agreement, each party shall perform its respective responsibilities including those identified in Schedule A (the “Responsibilities”) using Commercially Reasonable Efforts.

4. Services Retained by Customer

Service Provider shall only be responsible for providing the Services as described on Schedule A. Customer will retain responsibility for all other aspects of Customer’s IT environment, including, without limitation, providing itself or obtaining from a third-party all other services related to Customer’s information systems and technology infrastructure.

5. Service Locations

5.1. General. The locations where Service Provider will provide the Services (each, a “Service Location” and collectively, the “Service Locations”) are set forth in Schedule E attached hereto as updated in accordance with Schedule E in connection with Customer’s addition or deletion of locations. The locations where the Service Provider will provide staff on site are also set forth in Schedule E (the “Staffed Service Locations”).

5.2. Acquisitions. Service Provider will provide the services required by the Customer to assimilate an acquired or newly opened pharmacy location into Customer’s operations and to operate such location after completion of the acquisition, as set forth on Schedule E (“Acquisition Services”). Service Provider will provide the same set of Acquisition Services during the Initial Term and any Renewal Periods.

5.3. Dispositions. Service Provider will provide the services required by the Customer to dispose of a Service Location (either by closing such Location or transferring responsibility for the Location to another entity) as set forth on Schedule E attached hereto (“Disposition Services”). Service Provider will provide the same set of Disposition Services during the Initial Term and any Renewal Periods.

6. Responsibility for Resources

6.1. Software. Service Provider and the Customer shall cooperate and use Commercially Reasonable Efforts to obtain all licenses for the Services Software as follows:

(a) Customer Software. As of the Effective Date, to assist in providing Services for the Term and any Termination/Expiration Assistance period, Customer hereby grants to Service Provider, during the Term and any Termination/Expiration Assistance period, a non-exclusive, non-transferable, royalty-free, fully paid-up, worldwide license, under all of Customer’s Intellectual Property, to use, disclose, execute, copy, reproduce, modify, display, perform, link, combine with other Software or hardware and prepare or have prepared Derivative Works (with respect to which Service Provider shall have the same such rights) of, the Services Software owned by Customer, which is identified on Schedule C as Customer Software (“Customer Software”), and any Updates and Enhancements thereto; in each case, to the extent necessary for Service Provider to provide the Services or the Termination/Expiration Assistance, as applicable, in accordance with the Agreement, . The license granted to Service Provider under this Section 6.1(b) includes rights to the Object Code as well as the Source Code of the Customer Software, as necessary. The license granted to Service Provider under this Section 6.1(b) includes the right to grant sublicenses of similar or lesser scope to any and all Service Provider agents, provided that such sublicense shall be pursuant to a written agreement, which imposes on the sublicensee the same confidentiality and other obligations imposed on Service Provider hereunder, and which shall terminate on the date of termination of the license granted to Service Provider. Service Provider shall not use, distribute, sell, assign, transfer, copy, sublicense or otherwise make available to any Person, the Customer Software except as expressly permitted in this Agreement. Any decompiling, disassembly, reverse-engineering or modification of the Customer Software (except as mutually agreed upon by the parties) is strictly prohibited. As between the parties, Customer Software is and shall remain the exclusive property of Customer. Service Provider shall not be permitted to use Customer Software for the benefit of any Person other than Customer without the prior written consent of Customer, which may be withheld at Customer’s sole discretion. Service Provider shall not remove, alter or otherwise render illegible any copyright or similar proprietary notices placed on any full or partial copy, modified or unmodified, of the Customer Software. Except as otherwise requested or approved by Customer, Service Provider shall cease all use of Customer Software upon expiration or termination of this Agreement (or after any applicable Termination/Expiration Assistance period).

(b) Service Provider Software. As of the Effective Date, to assist in providing Services for the Term and any Termination/Expiration Assistance period, Service Provider hereby grants to Customer, during the Term and any Termination/Expiration Assistance period, a non-exclusive, non-transferable, royalty-free, fully paid-up, worldwide license, under all of Service Provider’s Intellectual Property, to use, disclose, execute, copy, reproduce, display, perform, link and combine with other Software or hardware, the Services Software owned by Service Provider, which is identified on Schedule C as Service Provider Software (“Service Provider Software”), and any Updates and Enhancements thereto; in each case, to the extent necessary for Customer to receive the Services or the Termination/Expiration Assistance, as applicable, in accordance with the Agreement, . The license granted to Customer under this Section 6.1(b) includes rights solely to the Object Code of the Service Provider Software. The license granted to Customer under this Section 6.1(b) includes the right to grant sublicenses of similar or lesser scope to any and all Customer agents, provided that such sublicense shall be pursuant to a written agreement, which imposes on the sublicensee the same confidentiality and other obligations imposed on Customer hereunder, and which shall terminate on the date of termination of the license granted to Customer. Customer shall not use, distribute, sell, assign, transfer, copy, sublicense or otherwise make available to any Person, the Service Provider Software except as expressly permitted in this Agreement. Any decompiling, disassembly, reverse-engineering or modification of the Service Provider Software (except as mutually agreed upon by the parties) is strictly prohibited. As between the parties, Service Provider Software is and shall remain the exclusive property of Service Provider. Customer shall not be permitted to use Service Provider Software for the benefit of any Person other than Customer without the prior written consent of Service Provider, which may be withheld at Service Provider’s sole discretion. Customer shall not remove, alter or otherwise render illegible any copyright or similar proprietary notices placed on any full or partial copy, modified or unmodified, of the Service Provider Software. Except as otherwise requested or approved by Service Provider, Customer shall cease all use of Service Provider Software upon expiration or termination of this Agreement (or after any applicable Termination/Expiration Assistance period). During the

Term, Service Provider shall have the responsibility for support and maintenance of the Service Provider Software for Customer, including by using Commercially Reasonable Efforts to diagnose, correct and resolve reported errors or problems within a reasonable period, taking into account the nature of the error or problem, delivering resolution of errors and problems as Updates and Enhancements, providing other appropriate Updates and Enhancements to the Service Provider Software on an “as available” basis, tracking all problems that are reported by Customer, and paying, as a Pass-Through Cost to Customer, any fees or other financial obligations related to the Service Provider Software, if any. Service Provider Software licensed to Customer in this Section 6.1(b) and Service Provider Works will be deposited in escrow in accordance with the form of technology escrow agreement attached hereto as Schedule N.

(c) No Other License. Each party acknowledges and agrees that no license is granted herein by any party, either directly or by implication, estoppel or otherwise under this Agreement with respect to any Intellectual Property, other than as expressly provided in this Agreement.

(d) No Inconsistent Action. No party shall take any action inconsistent with such party’s acknowledgments and agreements set forth in this Agreement. Without limiting the foregoing, each party acknowledges and agrees, both during the Term and thereafter, that to the extent permitted by law, no party shall challenge the other party’s ownership of such other party’s Intellectual Property as acknowledged in the provisions of this Agreement, or the validity or enforceability thereof.

(e) Third Party Software.

(1) As to Third Party Software necessary for Service Provider to provide the Services to Customer, each of Service Provider and Customer hereby grant to the other party sublicense rights to any such Third Party Software that is Licensable by the granting party, for the purposes of, and to the extent necessary for, providing or receiving, as applicable, the Services or the Termination/Expiration Assistance, as applicable, in accordance with the Agreement.

(2) As to Third Party Software licensed to Customer as identified on Schedule C, and which is not Licensable by any party, Customer, with Service Provider’s reasonable cooperation, shall be responsible for obtaining all Required Consents necessary to enable Service Provider to use such Third Party Software for the purposes of providing the Services to Customer. As to Third Party Software licensed to Service Provider as identified on Schedule C, and which is not Licensable by any party, Service Provider, with Customer’s reasonable cooperation, shall be responsible for obtaining all Required Consents necessary to enable Service Provider to use such Third Party Software for the purposes of providing the Services to Customer. The parties shall endeavor, to the extent practicable, to obtain a separate license for Customer for any Third Party Software necessary for the Services.

(3) In the event that any Required Consent is not obtained, then the parties shall cooperate with each other in achieving a reasonable alternative arrangement, for providing the Services to Customer while allowing Customer to continue its work with minimum interference to its business operations; provided, however, if such a reasonable alternative arrangement is not obtained with respect to Third Party Software licensed to Customer for which Required Consents are not obtained, Customer shall indemnify and hold Service Provider harmless for any Damages incurred or suffered by Service Provider arising out of or in connection with the Services for which consent is necessary. All costs and expenses associated with obtaining Required Consents for Third Party Software licensed to Customer are Direct Costs, except for consent or similar fees which are Pass-Through Costs. All costs and expenses associated with obtaining Required Consents for Third Party Software licensed to Service Provider are Allocated Costs.

(4) Customer may introduce new Third Party Software in accordance with the applicable Change Control Procedures. Customer shall use Commercially Reasonable Efforts to obtain a perpetual, non-exclusive license to use, and the right to sublicense third parties, including the Service Provider, to use, for the sole benefit of Customer, such new Third Party Software, which will, to the extent that the respective third party so agrees, continue to be effective during any Termination/Expiration Assistance period. If Customer does not have the legal right to grant Service Provider such a sublicense, or if there is a cost associated with obtaining such rights, Customer shall not introduce such Third Party Software except as follows:

(i) Prior to introducing such Third Party Software, Customer shall notify Service Provider in writing of its inability to obtain such a license for the benefit of Service Provider, the cost of such a license or the cost and viability of any other Third Party Software that is capable of performing the requisite functions and with respect to which Customer has the ability to obtain such a license for Service Provider.

(ii) Unless and until Service Provider confirms in writing that Customer’s use of the Third Party Software is acceptable to Service Provider, Customer shall not introduce such Third Party Software for use in providing the Services.

(5) Service Provider may introduce new Third Party Software in accordance with the applicable Change Control Procedures. Service Provider shall use Commercially Reasonable Efforts to obtain a perpetual, non-exclusive license to use, and the right to sublicense third parties to use, for the benefit of Customer, such new Third Party Software which will, to the extent that the respective third party so agrees, continue to be effective during any Termination/Expiration Assistance period. If Service Provider does not have the legal right to grant Customer such a sublicense, or if there is a cost associated with obtaining such rights, Service Provider shall not introduce such Third Party Software except as follows:

(i) Prior to introducing such Third Party Software, Service Provider shall notify Customer in writing of its inability to obtain such a license for the benefit of Customer, the cost of such a license or the cost and viability of any other Third Party Software that is capable of performing the requisite functions and with respect to which Service Provider has the ability to obtain such a license for Customer. Such notice shall contain the Third Party Software provider’s then-current terms and conditions, if any, for making the Software available to Customer after expiration or termination of this Agreement.

(ii) Unless and until Customer confirms in writing that Service Provider’s use of the Third Party Software is acceptable to Customer, Service Provider shall not introduce such Third Party Software for use in providing the Services.

(6) The ownership and license rights granted in this Agreement are subject to any Intellectual Property rights held by, and the terms of any license agreements with, applicable Third Party Software providers.

(f) Proprietary Rights and Additional Licenses.

(1) Ownership of Service Provider Works. Service Provider shall retain all right, title and interest in and to all Intellectual Property owned by Service Provider as of the Effective Date, including the Service Provider Software, and shall be, as between the parties, the sole owner of all right, title and interest in and to any and all Derivative Works thereof, and Updates, Enhancements and modifications thereto (the “Service Provider Works”), subject to any licenses provided to Customer under this Agreement. For the avoidance of doubt, Service Provider Works shall include, and Service Provider shall exclusively own, all right, title and interest in and to, any and all Updates, Enhancements, Derivative Works or other modifications of Intellectual Property owned by Service Provider as of the Effective Date, (i) regardless of whether or not such Updates, Enhancements, Derivative Works or other modifications were made, created, developed or conceived at the request of Customer in connection with this Agreement; and (ii) whether developed solely by Service Provider or jointly by Customer and Service Provider. Customer hereby assigns and transfers to Service Provider and its successors and assigns, and Service Provider hereby accepts from Customer, all of Customer’s right, title and interest in and to the Service Provider Works and any Intellectual Property therein, together with the right to sue and recover damages for future, present and past infringements.

(2) Ownership of Customer Works. Customer shall retain all right, title and interest in and to all Intellectual Property owned by Customer as of the Effective Date, including Customer Software, and shall be, as between the parties, the sole owner of all right, title and interest in and to any and all Derivative Works thereof, and Updates, Enhancements and modifications thereto (the “Customer Works”), subject to any licenses provided to Service Provider under this Agreement. For the avoidance of doubt, Customer Works shall include, and Customer shall exclusively own, all right, title and interest in and to, any and all Updates, Enhancements, Derivative Works or other modifications of Intellectual Property owned by Customer as of the Effective Date, (i) regardless of whether or not such Updates, Enhancements, Derivative Works or other modifications were made, created, developed or conceived at the request of Service Provider in connection with this Agreement; and (ii) whether developed solely by Customer or jointly by Customer and Service Provider. Service Provider hereby assigns and transfers to Customer and its successors and assigns, and Customer hereby accepts from Service Provider, all of Service Provider’s right, title and interest in and to the Customer Works and any Intellectual Property therein, together with the right to sue and recover damages for future, present and past infringements.

(3) Ownership of SAP/PharMerica Interfaces. The parties acknowledge that prior to the Effective Date, Service Provider has developed application programming interfaces between SAP and certain PharMerica Software, which are described in Schedule C (the “SAP/PharMerica Interfaces”). Service Provider is the sole owner of, and Service Provider shall retain, all right, title and interest in and to the SAP/PharMerica Interfaces subject to any licenses provided to Customer under this Agreement.

(4) Ownership of Third Party Modifications. Subject to any Intellectual Property rights held by, and the terms of any license agreements with, applicable Third Party Software providers, and subject to any licenses provided to Service Provider under this Agreement, Customer shall be the sole owner, as between the Parties, of all right, title and interest in and to any Updates or Enhancements to Third Party Software, which are made, created, developed or conceived in connection with the performance of this Agreement (“Third Party Modifications”), whether developed solely by Service Provider or jointly by Customer and Service Provider. Service Provider hereby assigns and transfers to Customer and its successors and assigns, and Customer hereby accepts from Service Provider, all of Service Provider’s right, title and interest in and to the Third Party Modifications and any Intellectual Property therein, together with the right to sue and recover damages for future, present and past infringements.

(5) Ownership and Exploitation of New Deliverables. Unless they are deemed to be Service Provider Works, Customer Works, SAP/PharMerica Interfaces or Third Party Modifications pursuant to Sections 6.1(f)(1) – 6.1(f)(4), Customer and Service Provider shall have joint ownership of any newly created Intellectual Property made, created, developed or conceived (whether jointly or solely by Service Provider) in connection with the performance of this Agreement (the “Deliverables”). Each of Customer and Service Provider shall have the right to exploit the Deliverables, including by granting licenses to third parties (including exclusive licenses to their interest therein) or assigning their interest therein, without the consent of or accounting to the other joint owner; provided, however, that (i) Customer may not use any Service Provider Data, and Service Provider may not use any Customer Data, in connection with any such exploitation; and (ii) Service Provider may not license or assign its interest in any Deliverable to any Competitor of Customer.

(6) Additional Licenses to Customer. Service Provider hereby grants to Customer a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license to use, disclose, practice, execute, copy, reproduce, modify, display, perform, link, distribute, translate into any language or form, combine with other software or hardware, transfer, transmit, and prepare or have prepared Derivative Works of (with respect to which Customer shall have the same such rights), (i) the SAP/PharMerica Interfaces and (ii) any Service Provider Works made, created, developed or conceived in connection with the performance of this Agreement; in each case, in Object Code and Source Code form, and for any purpose. The license granted in this Section 6.1(f)(6) shall include the right to sublicense to any person. Customer shall not remove, alter or otherwise render illegible any copyright or similar proprietary notices placed on any full or partial copy, modified or unmodified, of the SAP/PharMerica Interfaces or Service Provider Works licensed hereunder.

(7) Additional Licenses to Service Provider. Customer hereby grants to Service Provider a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, worldwide license to use, disclose, practice, execute, copy, reproduce, modify, display, perform, link, distribute, translate into any language or form, combine with other software or hardware, transfer, transmit, and prepare or have prepared Derivative Works of (with respect to which Service Provider shall have the same such rights), (i) the Third Party Modifications (subject to any Intellectual Property rights held by, and the terms of any license agreements with, applicable Third Party Software providers), and (ii) any Customer Works made, created, developed or conceived by Service Provider in connection with the performance of this Agreement; in each case, in Object Code and Source Code form, and for any purpose. The license granted in this Section 6.1(f)(7) shall include the right to sublicense to any person, excluding any Competitors. Service Provider shall not remove, alter or otherwise render illegible any copyright or similar proprietary notices placed on any full or partial copy, modified or unmodified, of the Third Party Modifications or Customer Works licensed hereunder.

(8) Ownership and License of Other New Intellectual Property. To the extent that Service Provider develops, for its own use at its sole cost and expense, any newly created Intellectual Property which is useful in connection with the Services, Service Provider shall be, as between the parties, the sole owner of all right, title and interest in and to any and all such Intellectual Property, unless such new Intellectual Property is deemed to be Service Provider Works, Customer Works, SAP/PharMerica Interfaces, Third Party Modifications or Deliverables pursuant to Sections 6.1(f)(1) – 6.1(f)(5). In the event that Service Provider considers that Customer may derive material benefit from using such new Intellectual Property, Service Provider shall notify Customer in writing of the existence of such new Intellectual Property and Customer may request, and the parties shall mutually agree upon, a license to use such Intellectual Property, which is consistent with, and not more broad than, the license granted to Customer under Section 6.1(b) of this Agreement.

(9) Each party shall promptly execute, acknowledge and deliver, or shall cause to be promptly executed, acknowledged and delivered, all such further assignments or other instruments or documents, and shall do all such other acts, as the other party may reasonably request to give effect to the assignments, and otherwise carry out the intention, of this Agreement.

(10) This Agreement sets forth the parties’ respective Intellectual Property rights. Each of Customer and Service Provider reserves all rights regarding any Intellectual Property not expressly assigned herein, subject to any license rights granted in this Agreement.

6.2. Third Party Software and Service Obligations. Service Provider shall cease all use of the Third Party Software that relates solely to the Services provided to Customer and not to any other businesses owned or operated by Service Provider or its Affiliates, upon expiration or termination of this Agreement, except where necessary to provide Services in any Termination/Expiration Assistance period. During the Term, Service Provider shall, to the extent permitted under the respective license agreement with the third-party owner of the Third Party Software, have the responsibility for support and maintenance of such Software, including by using Commercially Reasonable Efforts to diagnose, correct and resolve reported errors or problems within a reasonable period, taking into account the nature of the error or problem, delivering resolution of errors and problems as Updates and Enhancements, providing other appropriate Updates and Enhancements to the Third Party Software on an “as available” basis, tracking all problems that are reported by Customer, and paying, as a Pass-Through Cost to

Customer, any fees or other financial obligations owed to the owner/licensor of the Third Party Software, all to the same extent as if Service Provider were the licensee of such Software.

6.3. Unidentified Resources. The parties recognize that the lists of Services Equipment, and Software set forth in Schedule C may not be complete. For any Equipment or Software not identified in Schedule C and used to provide the Services (“Unidentified Resources”) the following shall apply: (i) each party shall notify the other party in writing as soon as it identifies any previously Unidentified Resources; (ii) until such Equipment or Software has been identified in Schedule C, Customer will provide Service Provider, to the extent permitted under the agreement with the respective third-party, with access to, and use and benefit of, the rights and benefits under any such Unidentified Resources, and Service Provider will cooperate with Customer to manage such Equipment and Software to provide the Services to the extent permitted under the agreement with the respective third-party; (iii) Service Provider will have no financial responsibility for any Customer Unidentified Resources except as required by the Master Transaction Agreement, but Service Provider and Customer will share financial responsibility, as an Allocated Cost, for any Service Provider Unidentified Resources; and (iv) upon identification by the parties, such Equipment or Software shall be considered by the parties for inclusion in the scope of Services and shall be added to Schedule C using the applicable Change Control Procedures. Service Provider and Customer will mutually determine which party shall be managerially and financially responsible for such Equipment or Software that is added to Schedule C using the applicable Change Control Procedures.

6.4. Service Locations.

(a) Each party will provide the other with the use of space, Equipment, and support at each other’s facilities, including the Staffed Service Locations, for all personnel reasonably necessary for the performance of the Services. This includes all heat, light, power, air conditioning, uninterruptible power supply and other similar utilities, reasonable standard office space, furniture, secure storage space and equipment staging facilities, administrative standard office supplies, local telephone service, office support services (including security and janitorial), and coordination of Service Location access security. If Customer relocates the Staffed Service Location, Customer will provide similar space and amenities at the new location as described in this Section 6.4(a). Each party will provide the other with full and safe access to their respective facilities, including Staffed Service Locations, as contemplated in the Operations Manual; and the same or similar access to workplace services, such as parking and cafeteria facilities, if any, as such party provides to its employees and subcontractors.

(b) If Customer closes a Service Location, or the portion of a Service Location used by Service Provider to provide the Services, Customer will provide Service Provider with space, utilities and support in a new Service Location that is sufficient to provide the Services or, if such a new Service Location is not available, Service Provider shall relocate the Equipment and personnel from the closed Service Location to a new location selected by Service Provider.

(c) Service Provider’s use of the Service Locations does not, and shall not be deemed to, constitute or create a leasehold interest.

(d) To the extent that Equipment owned by Service Provider or Service Provider Software is located at a Service Location, Service Provider may mark such Equipment or Service Provider Software and, for informational purposes only, prepare related filings under the Uniform Commercial Code, or similar filings, in connection with such Equipment and Service Provider Software. In no case shall Service Provider have a lien on any Equipment owned by Customer.

6.5. Technology Refresh.

(a) Technology Improvements. Customer and Service Provider will work together to establish technology standards for the provision of the Services. Service Provider may introduce technology, Software and Equipment improvements impacting Services provided to Customer; provided, however, that if such changes relate solely to Equipment owned by Customer and will increase costs to Customer, Service Provider will provide (i) cost/benefit analysis for such improvements; (ii) a transition plan; and (iii) estimated costs to execute such plan.

(b) Existing Equipment. Services Equipment owned by Service Provider dedicated to serving KPS was transferred to Customer as a contribution to capital of KPS immediately prior to the Closing. Equipment owned by PharMerica was retained by PharMerica. Service Provider shall have administrative responsibility for all Services Equipment, regardless of whether previously owned by KPS or PharMerica, and may relocate such Services Equipment upon mutual agreement of the parties, provided that Service Provider may relocate data centers and network operating centers providing the Services in the Service Provider’s reasonable discretion upon prior written notice to, and coordination with, Customer and Customer shall reasonably cooperate in such relocation. Notwithstanding anything in this Agreement to the contrary, Customer shall have no ownership rights in any Equipment owned by Service Provider.

(c) Replacement/Refresh. Service Provider and Customer shall mutually agree on whether and when to refresh or replace the Equipment and Software used in providing the Services; provided, however, that the costs to refresh or replace Services Equipment or Services Software owned by Customer shall be Pass-Through Costs and the costs to refresh or replace Services Equipment or Services Software owned by Service Provider shall be Allocated Costs.

7. Service Levels

7.1. General. Schedule F attached hereto sets forth (i) Service Levels and (ii) applicable penalties for failure by Service Provider to perform in accordance with the Service Levels (the “Service Level Penalties”). Notwithstanding anything in this Agreement to the contrary, the maximum liability of Service Provider for all Service Level Penalties in any given month shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

8. Pricing

8.1. General.

(a) As consideration for the Services and for all of Service Provider’s activities in connection with this Agreement, each month during the Term and any Termination/Expiration Assistance period, Service Provider shall charge Customer, and Customer shall pay Service Provider the following amounts (collectively, the “Consideration”):

(i) a monthly service fee (the “Monthly Service Fee”) in an amount equal to $147,516;

(ii) an amount equal to the Pass-Through Costs;

(iii) an amount equal to Costs; and

(iv) an amount equal to 10% of Costs.

The term “Pass-Through Costs” shall mean:

(i)	Service Provider’s travel expenses;

(ii)	capital expenses, including software license fees, made by the Service Provider in order to deliver Services to the Customer;

(iii)	lease expenses, if any, paid by the Service Provider for Equipment;

(iv)	property taxes incurred on any capital owned by the Service Provider and utilized to deliver Services to the Customer;

(v)	severance benefits, relocation expenses and equity awards to Affected PLTC Employees and Affected KND Employees;

(vi)	severance benefits to Service Provider personnel working exclusively to deliver or support the delivery of the Services to Customer;

(vii)	maintenance of sufficient data center or other work space and utilities infrastructure to provide the Services;

(viii)	any depreciation incurred on the Equipment;

(ix)	consent or similar fees for any Required Consents in accordance with Section 6.1(e);

(x)	Transaction Taxes, except as provided in Section 17.3;

(xi)	consent or similar fees for introducing new Third Party Software in accordance with the applicable Change Control Procedures and Section 6.1(e); and

(xii)	any additional or unusual costs incurred by Service Provider during a Force Majeure Event as set forth in Section 14.2.

(b) The parties acknowledge that as of the Effective Date the Allocated Cost is approximately twenty-five percent (25%) to Customer and seventy-five percent (75%) to Service Provider. If Customer’s Allocated Cost goes above thirty percent (30%) or below twenty percent (20%), then the parties shall re-evaluate the Allocated Cost and mutually agree on a formula based on unit cost metrics.

8.2. Cost Reviews. If the aggregate Consideration for any year is expected to exceed 2.0% of the revenues of Customer for any year after the second full year of the Term based on the performance of the prior year, then Service Provider and Customer shall meet for a period of sixty (60) days within which time period the parties shall agree on reductions to costs, and changes to the Services, to reach the 2.0% level or below. For purposes of clarity, the initial review will be at the end of year two of the Term looking back on costs for the Services rendered (excluding transition services) for the prior twelve (12) months in order to project the costs for Services in year three of the Term. The next review will be at the end of year three of the Term looking back on the Services rendered for the prior twelve (12) months in order to project the costs for services in year four of the Term and similarly for year five of the Term and any Renewal Period. Nothing in this Section limits the parties ability to periodically discuss costs and approaches to reduce costs.

8.3. Fairness of Pricing. The parties acknowledge that the pricing set forth herein is equal to fair market value and that the Agreement, taken as a whole, is commercially reasonable.

9. Payments to Service Provider

9.1. Monthly Invoices. Service Provider shall deliver a statement to Customer on or about the 15th day of each month identifying the Consideration to be paid by Customer under this Agreement for the preceding month. Such statement shall set forth a brief description of the Services and other activities provided by Service Provider during such period and the total amounts owed by Customer in each of the following categories: (i) the Monthly Service Fee, (ii) Pass-Through Costs, (iii) Costs and (iv) 10% of Costs.

9.2. Payment Due. Payment for undisputed amounts set forth in each invoice provided for under Section 9.1 shall be due and payable in U.S. Dollars by wire transfer of immediately available funds no later than thirty (30) days following Customer’s receipt thereof without setoff, defense or counterclaim, except as provided in this Section 9.

9.3. Proration. Periodic charges under this Agreement are to be computed on a calendar month basis and shall be prorated for any partial month.

9.4. Late Fees. Undisputed fees or payments owed to Service Provider that are not paid in accordance with the terms of this Section 9 shall accrue interest from the original payment due date at the rate of one percent (1%) per month. Disputed fees or payments which are determined to be valid charges to Customer shall accrue interest from the original payment due date at the rate of one percent (1%) per month.

9.5. Material Breach. Customer’s failure to pay in accordance with this Section 9 constitutes a material breach by Customer of this Agreement; provided, however, such failure to pay shall not be a material breach of this Agreement if (i) Customer disputes in good faith an invoice (or series of invoices) in writing; (ii) the total amount disputed is at least One Hundred Thousand Dollars ($100,000) in the aggregate; and (iii) the Customer places the disputed amounts in an interest-bearing escrow account (with an escrow agent mutually agreed upon by the parties) such that the parties will allocate the money in the escrow account in accordance with the resolution of the dispute and the terms of this Agreement.

10. Relationship Management and Change Control Procedures

10.1. Operations Manual.

(a) Customer and Service Provider shall cooperate to draft a manual (the “Operations Manual”) mutually agreeable to both Customer and Service Provider no later than one hundred eighty (180) days following the Effective Date, which upon completion shall be attached as Schedule B hereto. The Operations Manual shall, among other things, describe how Service Provider and Customer will interface and interact regarding the performance of the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications and management reporting) which provide further details of such activities. The Operations Manual shall describe the activities Service Provider proposes to undertake in order to provide the Services and describe the operating processes and procedures governing the performance of Services and further including acceptance testing and quality assurance procedures. In addition, the Operations Manual will contain notification procedures with respect to any scheduled or unscheduled downtime. The Operations Manual also shall identify Responsibilities to ensure that the Services are timely and promptly delivered as contemplated in this Agreement. The Operations Manual shall identify appropriate contract and decision making personnel at Customer and also shall specify that the procedures for Request for Service (“RFS”), Project Change Request (“PCR”), Contract Change Request (“CCR”). The RFS, PCR, CCR and Change Control Procedures shall be fully described in the written document entitled “Governance”.

(b) Service Provider shall update the Operations Manual on an as needed basis but no less than annually in order to reflect changes in the operations or procedures described therein. Updates of the Operations Manual shall be provided to Customer for review, comment, and written approval. In the event of a conflict between the provisions of this Agreement and the Operations Manual, the provisions of this Agreement shall control.

(c) The parties shall incorporate specific procedures (roles, responsibilities, timing) for safety and security, which shall be consistent with industry standard procedures, into the Operations Manual.

(d) Customer and Service Provider will maintain and utilize the applicable sections of the existing procedures manuals of PharMerica LTC and KPS until the new Operations Manual is developed by Customer and Service Provider.

10.2. Change Control Procedure.

(a) Customer and Service Provider shall cooperate to prepare a detailed and complete Change Control Procedures, which, once mutually agreed to, shall be deemed a part of the Operations Manual. The Change Control Procedures may not modify or change the scope of the Services to be provided under, or any other terms or conditions of, this Agreement unless otherwise agreed to expressly in writing by the parties.

(b) The Change Control Procedures shall provide, among other things, that Service Provider shall exercise control over the portion of the Customer’s IT environment related to the Services by:

(1) Prior to using any Software or Equipment in Customer’s dedicated environment (other than in a shared environment) to provide the Services, Service Provider shall obtain verification from Customer that the item has been properly tested and installed, as defined in the Operations Manual and is performing consistent with the Services and Schedule F.

(2) Service Provider will prepare reports mutually agreeable to Service Provider and Customer regarding the status of changes periodically determined by the parties.

(3) Except in emergency situations, as described below, Service Provider shall make no change that materially and adversely affects the function or performance of, or decreases to any significant degree the resource efficiency of, the Services, including implementing changes in technology, without first obtaining Customer’s written approval, which approval Customer may withhold in its sole discretion. An emergency situation shall include those which result in business interruption or a condition which may adversely impact the business if not handled immediately. Service Provider may make temporary changes required by an emergency and shall, if reasonably practicable, contact an appropriate Customer manager to obtain prior approval. Service Provider shall document and promptly report such emergency changes to Customer as soon as practical, but in no event later than five Business Days after the change is made.

(4) Service Provider shall move all Software from development and test environments to production environments in a controlled and documented manner. No changes shall be introduced into the programs during such activity except in accordance with the policies set forth in the Operations Manual.

11. Data Ownership

11.1. Ownership of Customer Data. All Customer Data is, or shall be, and shall remain the property of Customer.

11.2. Use of Data.

(a) Customer Data. Without Customer’s consent (subject to Customer’s sole discretion) or as otherwise directed by Customer or as required for the performance of the Services under this Agreement, or any other agreement between Customer and Service Provider or their respective Affiliates, Customer Data, excluding any Customer Data pertaining to Service Provider or its Affiliates, shall not be (a) accessed, used, disclosed, monitored, analyzed, individualized, anonymized, aggregated, stored, copied, sold, assigned, leased or otherwise provided to third parties, (b) commercially exploited in any form (including any individualized, anonymized or aggregated form), or (c) otherwise used in any manner, by Service Provider, Service Provider’s Affiliates or Service Provider’s agents, subcontractors and employees other than in connection with its performance under this Agreement. Service Provider, with respect to Customer Data in its possession, shall at all times comply with Customer’s retention, use and privacy standards applicable to such Customer Data to the extent Customer has disclosed such standards in writing to Service Provider and all laws applicable to Service Provider relating to Service Provider’s access to Customer Data.

(b) Service Provider Data. All Service Provider Data is, or shall be, and shall remain the property of Service Provider. Service Provider Data shall not be (a) accessed, used, disclosed, monitored, analyzed, individualized, anonymized, aggregated, stored, copied, sold, assigned, leased or otherwise provided to third parties, (b) commercially exploited in any form (including any individualized, anonymized or aggregated form), or (c) otherwise used in any manner, by Customer, Customer’s Affiliates or Customer’s agents, subcontractors and employees other than in connection with its performance under this Agreement.

(c) Responsibility for Data. Customer shall be responsible for the substance, meaning, results and analysis of Customer’s use of any Customer Data, and Service Provider shall not incur any liability resulting from such use of Customer Data. Nothing herein is intended to diminish Service Provider’s obligations under this Agreement or relieve Service Provider from such obligations.

11.3. Data Security. Service Provider will not transfer any Customer Data across a country border unless Service Provider obtains Customer’s prior written consent. Additional system security and access control policies and procedures applicable to the Services shall be set forth in the Operations Manual in accordance with Section 10.1(c).

11.4. Breach of Data Security. In the event of any actual or threatened breach of the security of Customer Data, including breach of the firewall referenced in Section 11.7 below, Service Provider will fully cooperate with Customer to secure the Customer Data. Service Provider agrees to notify Customer in writing immediately upon becoming aware of such breach and take appropriate action to remedy the situation.

11.5. Correction of Errors. Service Provider, at Customer’s expense, will promptly correct any errors or inaccuracies in Customer Data, of which Service Provider becomes aware, regardless of the cause.

11.6. Return of Data. Customer can request, at any time, Service Provider to return to Customer the Customer Data in, to the extent practicable, the format and on the media requested. Customer can request, at any time, Service Provider to erase or destroy any Customer Data in the Service Provider’s possession.

11.7. Firewall. Service Provider shall construct a firewall, and use all Commercially Reasonable Efforts necessary, to prohibit access by Service Provider, and its agents, employees and Affiliates, to any Customer Data, except to the extent necessary to provide the Services. The Operations Manual will describe the conditions under which Service Provider employees shall have access to Customer Data.

12. Disaster Recovery

12.1. Disaster Recovery Plan. Subsequent to the Closing, Service Provider will update, test and execute the disaster recovery procedures for Customer’s operations, which shall include Data Center operations and recovery of Services (“Disaster Recovery”), that are in effect immediately prior to the Effective Date for PharMerica LTC and KPS. Service Provider and Customer will work together to develop new Disaster Recovery for Customer within one (1) year following the Effective Date. Service Provider is not excused from executing Disaster Recovery as a result of a Force Majeure Event. Service Provider and Customer will work together to designate critical services and recovery time period (hours or days) and Service Levels applicable during Disaster Recovery. Customer and Service Provider can modify the Disaster Recovery plan upon mutual agreement at any time provided there is no adverse affect on Service Provider’s ability to restore Services.

12.2. Periodic SAS 70 Tests. At Customer’s expense, Service Provider will conduct annual Type II Statement of Auditing Standards (“SAS 70”) audits of the Services. To the extent that there is a replacement or successor to this SAS 70 audit, Service Provider will conduct that successor audit of the Services to meet its compliance certification requirements. Service Provider will promptly provide Customer or, if sufficient for Customer’s compliance purposes, Service Provider’s auditor may provide Customer’s auditor directly, with SAS 70 Type II report summaries that apply to the Services, and other SAS 70 Type II report summaries which cover areas of the Services, as soon as reasonably practicable, but no more than thirty (30) days after the report is delivered to Service Provider. All such report summaries will be general in nature (i.e., not customer specific). If any such audit determines that a material deficiency exists for a Service, Service Provider will, upon learning of the determination, notify Customer in writing regarding the material deficiency and will take Commercially Reasonable Efforts to remediate or mitigate such deficiency, with Customer’s cooperation as may be required by the nature of the deficiency. Customer and Service Provider’s share of the expense to remediate such deficiency shall be borne by each party in proportion to each party’s liability for such deficiency. Customer will be financially responsible for any audits, and any remediation related to such audits under this Section 12.2 unless such audits are commissioned by Service Provider for Service Provider’s benefit for the Services.

13. Transition

Service Provider and Customer shall cooperate to execute the Transition Plan during the Transition Period. Service Provider and Customer will provide the other periodic status reports regarding progress of the Transition Plan.

14. Force Majeure

14.1. Definition. Neither party shall be liable to the other for any default or delay in performance of obligations where such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature, acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts or labor difficulties, or other similar cause beyond the reasonable control of the party (a “Force Majeure Event”). For purposes of this Agreement, a Force Majeure Event shall not include any Force Majeure Event the effect of which could have been avoided by the disaster recovery services provided under this Agreement.

14.2. Effect. In a Force Majeure Event, Service Provider may reduce or eliminate its Services under this Agreement without obligation to Customer during the period of the Force Majeure Event except that Service Provider’s reduction or elimination of Services to Customer shall be the same as any reduction or elimination of services relating to Service Provider’s internal capacity and to Service Provider’s other customers or Affiliates. With respect to any Service affected by such Force Majeure Event, the exclusivity requirement in Section 3.4 will be waived during such Force Majeure Event. In the event Customer elects to continue receiving Services from Service Provider during the Force Majeure Event, Customer acknowledges that Service Provider may incur additional and unusual costs during a Force Majeure Event, which will be chargeable to Customer as a Pass-Through Cost.

14.3. Termination. Customer may terminate the Agreement in the event that Services are reduced or eliminated as a result of a Force Majeure Event which lasts one hundred twenty (120) days or longer.

15. Confidentiality/Data Security

15.1. Confidential Information. Service Provider and Customer each acknowledge that Confidential Information may be disclose to the other party in connection with this Agreement. Except as otherwise specifically provided by the parties, “Confidential Information” shall mean: (i) all information that, if disclosed in tangible form, is marked confidential, restricted, or proprietary by either party; (ii) all information that, if disclosed orally, is (x) identified at the time of disclosure as Confidential Information and (y) is summarized in a writing sent to the Recipient within thirty (30) days after disclosure; and (iii) regardless of whether it is marked or identified as confidential, Customer Data (excluding, with respect to Service Provider, any Customer Data pertaining to Service Provider or its Affiliates), Service Provider Data, Service Provider Software, New Applications, protected health information as set forth in HIPAA and either party’s information regarding business planning and operations or either party’s administrative, financial, marketing and research and development activities. Confidential Information includes any copies of the foregoing, regardless of form.

15.2. Obligations.

(a) Each party (in such capacity, the “Receiving Party”) acknowledges and agrees to (i) use with respect to the Confidential Information of the other party (in such capacity, the “Disclosing Party”) the same care and discretion to prevent such Confidential Information from being disclosed, published or disseminated as it employs to avoid disclosure, publication or dissemination of its own similar Confidential Information (but in no event less than reasonable care); (ii) use the Disclosing Party’s Confidential Information only for the purpose for which it was disclosed; and (iii) not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees and agents who have a need to know it in order to assist the Receiving Party in performing its obligations hereunder, or to permit the Receiving Party to exercise its rights under this Agreement.

(b) Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information to subcontractors or third parties involved in providing Services under this Agreement where: (i) such disclosure is necessary to permit the subcontractor or third party to perform its duties hereunder; (ii) the Receiving Party causes the subcontractor or third party to be bound to the same obligations regarding Confidential Information as the parties are subjected to in this Section 15; and (iii) the Receiving Party assumes full responsibility for the acts or omissions of its subcontractor, no less than if the acts or omissions were those of the Receiving Party.

(c) Without limiting the generality of the foregoing, neither party will publicly disclose the terms of this Agreement, unless required by applicable law or regulation, without the prior written consent of the other; provided, however, that the parties acknowledge that this Agreement has been disclosed in the Customer’s Securities and Exchange Commission Registration Statement (also known as the S1/S4). Furthermore, neither Service Provider nor Customer will: (i) make any use of the Confidential Information of the other except as contemplated in this Agreement; (ii) acquire any right in or assert any lien against the Confidential Information of the other party, other than as provided in this Agreement; (iii) sell, assign, lease or otherwise dispose of Confidential Information of the other to third parties or commercially exploit such Confidential Information, other than as permitted in this Agreement; or (iv) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly return, provide a copy of or destroy such Confidential Information upon the request of the other party, except where such request conflicts with an express license right granted in this Agreement;

(d) Upon expiration or any termination of this Agreement and completion of a party’s obligations under this Agreement, each party, as Receiving Party, shall (except as otherwise provided in this Agreement and except where this conflicts with an express license right granted in this Agreement), return or destroy, as the Disclosing Party may direct, all documentation in any medium that contains the Disclosing Party’s Confidential Information, and retain no copies, other than one archival copy for evidentiary purposes. In addition, the parties shall take reasonable steps by agreement or otherwise so that their employees, agents and subcontractors comply with these confidentiality provisions.

15.3. Exclusions. Notwithstanding anything to the contrary in the foregoing, Confidential Information does not include, and this Section 15 will not apply to, any information that Service Provider and Customer, as Receiving Party, can demonstrate was:

(a) at the time of disclosure to it, in the public domain;

(b) after disclosure of it, published or otherwise becomes part of the public domain through no fault of the receiving party;

(c) in the possession of the receiving party at the time of disclosure to it;

(d) received after disclosure to it from a third party who had a lawful right to disclose such information to it;

(e) independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party; or

(f) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

15.4. Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, Confidential Information, the Receiving Party will notify the furnishing party immediately in writing.

15.5. Period of Confidentiality. Confidential Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement for three (3) years following the expiration or termination of this Agreement.

15.6. Business Associate Addendum. Concurrent with the execution of this Agreement, the parties shall execute the Business Associate Addendums attached as Schedule M.

16. Human Resources

16.1. Affected Employees.

(a) As of the Closing, all individuals identified on Schedule J as Affected PLTC Employees (the “Affected PLTC Employees”) were formerly employed by PharMerica LTC and shall be employees of Service Provider as of the Effective Date. The Affected PLTC Employees will be at-will employees of Service Provider subject to the same benefits and policies and procedures as other similarly situated employees of Service Provider and as may be in effect from time to time. Service Provider will provide any Affected PLTC Employee who is terminated during such employee’s first year of employment by Service Provider, for any reason other than Cause, an amount equal to Customer’s severance package in existence on the Effective Date, as set forth in further detail in Schedule J. The term “Cause” means an employee’s (i) failure to adequately render services, or fulfill duties, to Service Provider; (ii)

commission of any act of fraud or embezzlement; (iii) commission of, conviction of, or plea of nolo contendere to, any felony, financial crime or any crime involving theft, fraud or moral turpitude; or (iv) material violation of any of the Service Provider’s policies.

(b) As of the Closing, all individuals identified on Schedule J as Affected KND Employees (the “Affected KND Employees”) were formerly employed by Kindred or its subsidiary and shall be employees of Customer as of the Effective Date. The Affected KND Employees will be at-will employees of Customer subject to the same benefits and policies and procedures as other similarly situated employees of Customer and as may be in effect from time to time. Customer will provide any Affected KND Employee who is terminated during such employee’s first year of employment by Customer, for any reason other than Cause, an amount at least equal to Customer’s severance package in existence on the Effective Date, as set forth in further detail in Schedule J.

16.2. Transfer of Personnel. After the Affected KND Employees and the Affected PLTC Employees have been transferred, neither party shall directly or indirectly solicit for employment with it the personnel of the other party performing information services functions for such other party during the Term or the twelve (12) months following termination or expiration of the Agreement. Notwithstanding the foregoing, a party (the “Employing Party”) may, at any time, hire any employee of the other party that responds to an indirect solicitation aimed at the general public placed by such Employing Party (e.g., through the Employing Party’s Web-Site, a newspaper, magazine or trade journal advertisement).

16.3. Project Executives.

(a) The Project Executives for each of Customer and Service Provider shall be the personnel identified in Schedule L (the “Project Executive”). Service Provider’s Project Executive shall be interviewed and approved (such approval not to be unreasonably withheld) by Customer prior to commencing their tasks under this Agreement.

(b) During the employment of the Project Executive with Service Provider, Service Provider shall cause Project Executive to provide Services under this Agreement to Customer for the earlier of (i) eighteen (18) months from the date of the Project Executive’s employment to provide Services under this Agreement, or (ii) the termination or expiration of this Agreement, unless the Agreement terminates earlier or the person earlier resigns from employment; is dismissed from employment with the Service Provider in any capacity; fails to perform his obligations; or is unable to work. Before assigning an individual to a Project Executive position, whether as an initial assignment or a subsequent assignment, Service Provider shall notify Customer of the proposed assignment, shall introduce the individual to Customer’s Project Executive, and shall, to the extent permissible under applicable law, provide Customer with a resume and other information (excluding the individual’s personnel file) about the individual reasonably requested by Customer. If Customer objects to the proposed assignment within ten (10) working days after being notified thereof, then Service Provider agrees to discuss such objections with Customer and attempt to resolve such concerns on a mutually agreeable basis. If the parties have not been able to resolve Customer’s concerns within five (5) additional working days, Service Provider shall not assign the individual to that position and shall propose to Customer the assignment of another individual of suitable ability and qualifications.

(c) Service Provider shall not permit Service Provider Project Executive to provide services that are reasonably similar to the Services being provided by Service Provider to Customer under this Agreement for the benefit of any Competitor, during the Term and for a period of no less than one (1) year following the termination or expiration of this Agreement, assuming Service Provider Project Executive continues to be employed by Service Provider during such period. Service Provider is permitted to provide any Services, including services reasonably similar or the same as the Services, to other businesses of Service Provider and its Affiliates; provided, however, that Service Provider shall not (i) use or disclose any Confidential Information of Customer; or (ii) violate the terms of Section 11.7 of this Agreement.

16.4. Replacement, Qualifications, and Retention of Service Provider Personnel. In the event that Customer determines in good faith that Service Provider personnel who provide Services on site at the Service Locations have violated Customer’s customary safety, security or other material policies and procedures, Customer may give Service Provider written notice to that effect requesting that the employee be replaced and including an explanation of the basis for Customer’s determination. Promptly after its receipt of such a request by Customer, Service Provider shall investigate the matters stated in the request and take reasonably appropriate action in accordance with the Governance process.

16.5. Use of Subcontractors and Third Parties.

(a) Service Provider may utilize subcontractors or third parties who are not Competitors of Customer in connection with the provision of Services under the Agreement; provided, however, that Service Provider shall remain fully liable for the performance of the Services under the Agreement and shall be responsible for any failure by any subcontractor or third party (or personnel of either) to perform in accordance with the Agreement or to comply with any duties or obligations imposed on Service Provider under the Agreement to the same extent as if such failure to perform or comply was committed by Service Provider or any Service Provider employee.

(b) Service Provider shall periodically consult with Customer to review the use of subcontractors or third parties in connection with the provision of Services under the Agreement. If Customer objects to the use of any subcontractors or third parties on any significant project, Customer may request that Service Provider seek available alternatives to replace the subcontractors or third parties with appropriate staffing. Service Provider shall use Commercially Reasonable Efforts in connection with its staffing.

17. Taxes

17.1. Each party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes on its net income or gross receipts and for all taxes, assessments, and other levies on its owned or leased real property.

17.2. Subject to Section 8 of this Agreement, Service Provider shall be responsible for any sales, use, excise, value-added, and other taxes and duties payable by Service Provider (such taxes, collectively the “Transaction Taxes”) on any goods or services included or consumed by Service Provider in providing the Services where the tax is imposed on Service Provider’s acquisition or use of such goods or services and the amount of tax is measured by Service Provider’s costs in acquiring such goods or services.

17.3. Customer shall reimburse Service Provider for any Transaction Taxes during the Term of this Agreement that are assessed on the provision of the Services as a whole or on any particular Service received by Customer from Service Provider or on the use of Equipment or other assets owned by Customer. If such Transaction Taxes relate to an Allocated Cost, any such reimbursement shall be proportionate to the Allocated Cost.

17.4. In the event that Service Provider is entitled not to charge any Transaction Taxes as a result of Customer providing a certification of an exemption from Transaction Taxes, the Service Provider will not add any Transaction Taxes covered by the exemption certificate to the price or fees for Services hereunder nor include it on the related invoice. For the avoidance of doubt, if in these circumstances a taxing authority subsequently assesses Service Provider for such Transaction Taxes, Customer will pay such Transaction Taxes to the Service Provider upon Service Provider issuing a proper invoice, and Customer will reimburse Service Provider for any related penalties and/or interest and/or surcharges levied on Service Provider.

17.5. Customer shall be responsible for any Transaction Taxes on any products it acquires for its own use or use by Service Provider.

18. Governance

Service Provider and Customer shall cooperate to establish governance processes pertaining to their performance under this Agreement. Such processes shall be set forth in a written document entitled “Governance” which, once executed by the parties, shall be attached hereto as Schedule H.

19. Audits

19.1. General. Service Provider shall provide to Customer, its auditors (including outside and internal audit staff), inspectors, regulators and other representatives, as Customer may from time to time designate in writing, access at all reasonable times and after no less than twenty-four (24) hours prior written notice, to the parts of any facility at which Service Provider is providing the Services. Service Provider will also provide access, at mutually agreeable times, to the Service Provider personnel (including Service Provider subcontractors) providing the Services, and to the data and records relating to the Services for the purpose of performing audits and inspections of Customer and its businesses, to verify the integrity of data owned by Customer, to examine the systems that process, store, support and transmit that data, and to examine Service Provider’s performance of the Services hereunder to assist Customer, among other things, in meeting its Sarbanes-Oxley certification requirements. The foregoing audit rights shall include, to the extent applicable to the Services performed by Service Provider and to the charges therefore, audits of (i) practices and procedures, (ii) systems and all supporting documentation, (iii) all application and general controls and security practices and procedures, (iv) disaster recovery and backup procedures, and (v), as described in Section 19.2 below, costs (including direct third party costs) serving as a basis for charges of Service Provider in performing the Services (but only to the extent affecting cost-based charges for the Services), as well as any audits necessary to enable Customer to meet applicable regulatory requirements. Service Provider shall use Commercially Reasonable Efforts to provide to such auditors, inspectors, regulators, and representatives such assistance as they reasonably require, including, without limitation, in testing Customer’s data file and programs, and installing and operating audit software and tools, as reasonably requested by Customer. Service Provider shall use Commercially Reasonable Efforts to cooperate with Customer or their designees in connection with audit functions and with regard to examinations by regulatory authorities.

19.2. Audit of Charges.

(a) Service Provider shall maintain complete and accurate records of and supporting documentation for the amounts billed and billable to and payments made by Customer hereunder, and shall maintain and retain such records in accordance with Service Provider’s record retention policy as this policy may be adjusted from time to time or in accordance with Customer’s instruction provided to Service Provider in writing. Service Provider agrees to provide Customer with both paper and electronic documentation with respect to each invoice delivered under Section 9.1 sufficient to verify accuracy of such invoices. Customer and its authorized agents and representatives shall have access to such records for purposes of audit during normal business hours during the Term and during the period for which Service Provider is required to maintain such records as set forth above. Customer may conduct audits under this Section 19.2 no more than twice in any twelve (12) month period.

(b) If Service Provider and Customer mutually agree upon the findings of such audit and if any audit or examination reveals that Service Provider’s invoices for the audited period are not correct for such period, overcharges and undercharges shall be resolved as follows: (i) if an overcharge of more than five percent (5%) is found, Service Provider will credit Customer for such overcharge amount on Customer’s next monthly invoice; and (ii) if an undercharge of greater than five percent (5%) is found, Service Provider will charge Customer for such undercharge amount on Customer’s next monthly invoice.

(c) Service Provider may redact from its books, records and other documents provided to Customer and any third party participating in an audit (i) any information that reveals the identity or confidential information of other customers of the Service Provider and (ii) any books, records or other documents to which the attorney-client or the attorney work privileges apply, the provision of which, as determined by the Service Provider’s in-house counsel, may eliminate the privilege pertaining to such books, records or other documents.

19.3. Audit Findings and Reports.

(a) Following a Customer audit or examination, Customer shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Service Provider to discuss the issues identified in the review. Following Customer’s request, Service Provider may in its sole discretion, subject to Section 12.2, make available promptly to Customer the results of any review or audit conducted by Service Provider or its Affiliates, or their contractors, agents or representatives (including internal and outside auditors), relating to Service Provider’s operating practices and procedures to the extent relevant to the Services or Customer. Subject to Section 12.2, Service Provider has no obligation to disclose to Customer any results of, or information relating to, any such review or audits and, in the event that Service Provider agrees to make available to Customer information in relating to such reviews or audits, the nature and extent of any such information disclosed by Service Provider, and the terms upon which such information is disclosed, will be determined by Service Provider in its sole discretion.

(b) The parties agree that (i) audits shall not be performed on a contingent fee basis; (ii) audits shall not be performed by a competitor of Service Provider; and (iii) auditors, inspectors, regulators and other representatives shall be required to comply with Service Provider’s reasonable security and confidentiality policies, including execution of a non-disclosure agreement.

(c) Service Provider and Customer shall meet to review each Customer or regulatory audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by such report. In the event changes are necessary, Service Provider shall cooperate with Customer to provide action and remediation plans in writing within a reasonable time.

(d) Service Provider shall implement the requirements of Customer’s auditors and regulators.

19.4. Sarbanes-Oxley. Service Provider shall reasonably cooperate with Customer and its outside auditors to satisfy Sarbanes-Oxley requirements.

20. Dispute Resolution

20.1. Binding Arbitration. Prior to the initiation of any court action or proceeding under this Agreement to resolve any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement, including disputes as to the creation, validity, interpretation, breach or termination of this Agreement (a “Dispute”) between the parties, the parties shall make a good faith effort to resolve any such disputes informally through negotiation between representatives of the parties with decision-making power as outlined below.

If a Dispute arises, then within ten Business Days of a written request by either party, the Project Executives of each party as identified on Schedule L shall meet and attempt to resolve the Dispute. If the Project Executives cannot resolve the Dispute within ten Business Days of the meeting, then the Dispute shall be submitted to each party’s President. If the Presidents cannot resolve the Dispute within ten Business Days of the submission of the Dispute to them, then either party shall have the right to refer the Dispute to arbitration (except for matters dealing with injunctive or equitable relief) and the Dispute shall be resolved by arbitration in Chicago, Illinois in accordance with the Arbitration Rules of the American Arbitration Association for the time being in force, which rules are deemed to be incorporated by reference in this Section. The decision or award of the arbitral tribunal shall be final and binding upon both parties, shall not be appealable, and shall be enforceable in any court of competent jurisdiction. For critical service issues, all time frames pertaining to the pre-arbitration dispute resolution process shall be reduced from ten Business Days to five Business Days.

A party seeking injunctive or equitable relief as the result of a Dispute shall first inform the President of the other party. If the Presidents are unable to resolve the Dispute within five (5) days of the submission to them of the Dispute, the aggrieved party shall be entitled to seek such relief in a court of competent jurisdiction.

20.2. Continued Performance. Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement; provided, however, that Customer shall place in an interest-bearing escrow account (with an escrow agent mutually agreed upon by the parties) payments in Dispute for Services which total at least One Hundred Thousand Dollars ($100,000) in the aggregate. The parties will allocate the money in the escrow account based on the resolution of the Dispute.

20.3. Technology Escrow. Concurrent with execution of this Agreement, Service Provider and Customer shall execute the comprehensive preferred escrow agreement attached hereto as Schedule N (the “Technology Escrow Agreement”).

21. Termination

21.1. For Cause. Subject to the cure periods set forth below, in the event that either party materially breaches any of its material duties or obligations under this Agreement, the non-breaching party may, by giving thirty (30) days written notice of such breach thereof to the breaching party, terminate this Agreement, as to all or a portion of the Services, for cause. If the non-breaching party elects to terminate this Agreement for cause as to a portion of the Services pursuant to its termination rights under this Agreement, the parties will negotiate in good faith and implement an equitable adjustment to this Agreement to accommodate such termination. The breaching party shall have thirty (30) days after written notice of its material breach to cure such breach; or with respect to a breach that the breaching party demonstrates to the reasonable satisfaction of the non-breaching party cannot with due diligence be cured within thirty (30) days of notice thereof, the breaching party shall: (1) proceed promptly and diligently to correct the breach, (2) develop within thirty (30) days of notice of breach a mutually agreed to and complete plan for curing the breach, and (3) cure the breach within sixty (60) days of notice thereof.

21.2. Change in Control Event. If the Service Provider has a Change in Control Event and the party acquiring control of Service Provider is a Competitor, then Customer may terminate the Agreement by providing written notice to the Service Provider within ninety (90) days following the closing of such Change in Control Event.

21.3. Termination for Insolvency. In the event that either party (a) files for bankruptcy; (b) becomes or is declared insolvent, or is the subject of any unchallenged proceedings related to its bankruptcy, liquidation, insolvency, moratorium, or the appointment of a receiver or similar officer for it, or for a winding-up or for the dissolution or reorganization (other than a solvent reorganization); (c) makes an assignment for the benefit of all or substantially all of its creditors;

or (d) enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations, then the other party may, by giving written notice of termination to the first party, terminate the Agreement as of a date specified in such notice of termination or, if not specified, thirty (30) days after the date of such notice.

21.4. Termination/Expiration Assistance. Commencing on the effective date of termination or expiration of this Agreement, as the case may be, and continuing for a period of one hundred eighty (180) days, Service Provider shall provide to Customer, or at Customer’s request to Customer’s designee, the reasonable termination/expiration assistance requested by Customer to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Customer or its designee (“Termination/Expiration Assistance”). The Termination/Expiration Assistance shall include the assistance described in Schedule I. Customer agrees to pay Service Provider for all such services under this Section 21.4 in accordance with Section 8 of this Agreement. Service Provider shall be obligated to provide Termination/Expiration Assistance regardless of whether this Agreement is terminated in connection with a material breach by Customer, provided, that Customer (i) pays undisputed payments due under this Agreement; and (ii) makes assurance of prompt payment or advance payment to Service Provider for the Termination/Expiration Assistance.

21.5. Use of Materials Placed in Technology Escrow. To the extent that Service Provider Software and Service Provider Works placed in technology escrow in accordance with Section 6.1(b) and Section 20.3, is released pursuant to a release condition in Exhibit C of the Technology Escrow Agreement, Customer may use such Service Provider Software to the extent permitted by Exhibit C of the Technology Escrow Agreement.

22. Limitation of Liabilities

22.1. Disclaimer of Liability. Neither party shall be liable to the other party whether in contract or in tort (including breach of warranty, misrepresentation, negligence or strict liability in tort) for any indirect, special, punitive, exemplary, incidental or consequential losses or damages, including, without limitation, loss of revenue, loss of customers or clients, loss of goodwill, or loss of profits, or any loss of business, howsoever caused, or arising in any manner from the Agreement and the performance or nonperformance of obligations hereunder, regardless of whether either party has been advised of the possibility of such damages.

22.2. Liability Cap. Except as set forth in Section 22.3 below, the maximum liability of either party for all claims as a result of or in connection with this Agreement and the transactions contemplated herein shall not exceed Fifteen Million Dollars ($15,000,000).

22.3. Exclusions. The limitations on liability set forth in Section 22.2 above shall not apply to: any Damages resulting from personal injury or property damage, amounts owed to Service Provider by Customer, tax obligations, Damages resulting from infringement claims, willful misconduct, gross negligence and intentional breaches of obligations under the Agreement, Damages resulting from a breach of Section 11.2, Section 11.4, Section 11.7, Section 15, Section 25.2(e), Section 25.3(f) and Section 27.13 of this Agreement, Damages resulting from violations of law or otherwise covered by insurance.

23. Exclusive Remedies

The remedies set forth in the this Agreement are the exclusive remedy for any claims by or against Customer, on the one hand, or by or against Service Provider, on the other hand, arising as a result of or in connection with the Agreement and the transactions contemplated herein except for the excluded claims set forth in Section 22.3 above. Notwithstanding the foregoing, Customer and Service Provider shall be entitled to injunctive relief requiring specific performance by the other party, as the case may be, of Section 11, Section 15, Section 25.2(e), Section 25.3(f) and Section 27.13 of this Agreement.

24. Indemnification

24.1. By Customer. Customer shall indemnify and hold harmless Service Provider, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties) (“Damages”) actually incurred or suffered by Service Provider arising out of or in connection with any breach of the Agreement by Customer, except for such Damages caused by the gross negligence or willful misconduct of Service Provider or its affiliates or its or their respective officers, directors, employees, managers, partners or agents.

24.2. By Service Provider. Service Provider shall indemnify and hold harmless Customer, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any Damages actually incurred or suffered by Customer arising out of or in connection with any breach of the Agreement by Service Provider, except for such Damages caused by the gross negligence or willful misconduct of Customer or its affiliates or its or their respective officers, directors, employees, managers, partners or agents.

24.3. Breach of Data Security. In addition to the indemnification obligations set forth in Sections 24.1 and 24.2 above, the parties hereby agree as follows:

(a) Customer shall indemnify, defend and hold harmless Service Provider, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any Damages actually incurred or suffered by Service Provider arising out of or in connection with Customer’s use of Customer Data and/or Customer’s breach of its obligations under Section 11 of this Agreement, except for such Damages caused by the gross negligence or willful misconduct of Service Provider or its affiliates or its or their respective officers, directors, employees, managers, partners or agents. Such Damages may include, without limitation, (i) the actual verifiable cost, if any, of notification of all persons affected by such breach of Section 11; and (ii) the actual verifiable cost, if any, to mitigate the effect of any such breach of Section 11.

(b) Service Provider shall indemnify, defend and hold harmless Customer, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any Damages actually incurred or suffered by Customer arising out of or in connection with Service Provider’s use of Customer Data and/or Service Provider’s breach of its obligations under Section 11 of this Agreement, except for such Damages caused by the gross negligence or willful misconduct of Customer or its affiliates or its or their respective officers, directors, employees, managers, partners or agents. Such Damages shall include, without limitation, (i) the actual verifiable cost, if any, of notification of all persons affected by such breach of Section 11; and (ii) the actual verifiable cost, if any, to mitigate the effect of any such breach of Section 11.

24.4. Procedures. A party seeking indemnification under the Agreement (the “Indemnified Party”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought under and will provide the Indemnifying Party such information and documents with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations, except to the extent such failure shall have actually materially prejudiced the Indemnifying Party.

The Indemnifying Party shall have the right, at its option, exercisable within 30 days after receipt of such notice to assume the defense of, at its own expense and by its own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any matter involving the asserted liability of the Indemnified Party (“Asserted Liabilities”), subject to the limitations set forth herein. If the Indemnifying Party intends to compromise, settle or defend any such Asserted Liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnifying Party shall not settle any such Asserted Liability without the written consent of the Indemnified Party unless such settlement (i) releases the Indemnified Party from all liabilities and obligations with respect to the Asserted Liability, (ii) does not contain a stipulation to, or an admission or acknowledgement of, any wrongdoing (whether in tort or otherwise) on the part of the Indemnified Party, and (iii) does not impose a restriction on Indemnified Party’s business or an injunctive or other equitable relief against the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of such defense but shall pay for the reasonable fees, costs and expenses of the Indemnified Party’s legal counsel, which counsel shall be reasonably satisfactory to the Indemnifying Party, if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, or (iii) the Indemnifying Party failed or is failing to prosecute or defend such claim. If the Indemnified Party intends to compromise, settle or defend any Asserted Liability in accordance with the immediately preceding sentence or after the Indemnifying Party has declined to exercise its option to assume the defense of an Asserted Liability, the Indemnified Party shall promptly notify the Indemnifying Party of its intention to do so, and the Indemnifying Party agrees to cooperate fully with the Indemnified Party and its counsel in the compromise or settlement of, or defense against, any such Asserted Liability; provided, however, that the Indemnified Party shall not settle any such Asserted Liability without the written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld.

Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Claim by a third party and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

25. Representations and Warranties

25.1. Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER WITH RESPECT TO THE SERVICES, OR ANY SOFTWARE PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR BY OPERATION OF LAW OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY OF THE SERVICES.

25.2. By Service Provider. Service Provider hereby represents and warrants to Customer as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate actions;

(d) No approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

(e) It will perform its obligations under this Agreement in a manner that complies with all applicable laws, regulations, ordinances and codes and will, in accordance with this Agreement, obtain all applicable consents, permits and licenses required in connection with its performance under this Agreement;

(f) It has not disclosed, and will not disclose, any Confidential Information of Customer;

(g) It will perform the Services to be performed by Service Provider for Customer in accordance with industry standards and practices applicable to the performance of the Services in a timely, competent and workmanlike manner;

(h) It will maintain the Services Equipment and the Services Software in accordance with the Service Levels in a cost-efficient manner;

(i) The Service Provider Software does not, as of the Effective Date, infringe, or constitute an infringement or misappropriation of, any Intellectual Property of any third party.

(j) It will use Commercially Reasonable Efforts to ensure that the Service Provider Software used to provide the Services does not contain any virus or any other contaminant, including but not limited to codes, commands or instructions that may be used, without authorization, to access, alter, delete, damage, disable, cause disruption of or otherwise interfere with Customer’s use of Services Software. Service Provide will implement appropriate safeguards to prevent users from using the Service Provider Software to gain access to Customer IT environment, including, without limitation, the use of industry standard virus checking software; and

(k) It will provide the Services, the Services Equipment, if applicable, and the Service Provider Software in a manner which complies with Service Provider’s documentation.

25.3. By Customer. Customer hereby represents and warrants to Service Provider as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware;

(b) It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate actions;

(d) It has not disclosed, and will not disclose, any Confidential Information of Service Provider;

(e) No approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; and

(f) It will perform its obligations under this Agreement in a manner that complies with all applicable laws, regulations, ordinances and codes and will obtain, in accordance with this Agreement, all applicable consents, permits and licenses required in connection with its performance under this Agreement.

26. Insurance and Risk of Loss

26.1. Insurance. Service Provider shall during the Term have and maintain the following insurance coverages:

(a) Worker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee and Employer’s Liability Insurance with a minimum limit of $1,000,000 per occurrence. This will include a waiver of subrogation for Customer and its subsidiaries.

(b) Commercial General Liability Insurance, including Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $10,000,000 per occurrence. This policy shall be endorsed to name Customer, its subsidiaries, partners, directors, officers, affiliates and employees, as additional insurers.

(c) Errors and Omissions Liability Insurance covering the liability for financial loss due to error, omission, or negligence of employees in an amount of $20,000,000.

The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by Customer. These coverage requirements may be addressed by umbrella and/or excess policies. Service Provider shall cause its insurers to issue to Customer within fifteen (15) days following the Effective Date certificates of insurance evidencing that the coverages and policy endorsements in (b) and (c) above required under this Agreement are maintained in force and provide Customer not less than thirty (30) days’ prior written notice of any material change to, or cancellation or non-renewal of, the policies. The insurers selected by Service Provider shall be reputable and financially responsible insurance carriers with a Best’s rating of “A- VIII” (or any future equivalent) or higher and shall be licensed in the state in which the Service Locations are located.

26.2. Risk of Loss. Each party shall be responsible for risk of loss of and damage to, any Equipment, Software or other materials in its respective possession or under its control.

26.3. Waiver of Subrogation. Each party waives and will require all of its insurers to waive all rights of recovery against the other party and its partners, directors, officers, affiliates and employees, whether in contract, tort (including negligence and strict liability) or otherwise.

27. Miscellaneous

27.1. Assignment; Change of Control. Neither party may, or shall have the power to, assign this Agreement without the prior written consent of the other; provided, however, that either party may assign its rights and obligations under this Agreement without the approval of the other party to any subsidiary or Affiliate or successor in connection with a Change of Control Event; provided, that in no event shall such assignment relieve such party of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding on the parties hereto and their respective successors and assigns.

27.2. Publicity. All media releases, public announcements and disclosures by either party relating to this Agreement or the subject matter of this Agreement (collectively, “Publicity”), including promotional or marketing material (intended for external use), but not including announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other party prior to release. In no event shall either party use the other’s name, logo or mark in connection with any such Publicity without the owner’s prior written consent.

27.3. Governing Law; Venue. This Agreement, and all of its provisions, shall be governed by the laws of the State of New York, without regard to conflict of law principles. The venue for any action or proceeding (whether in connection with arbitration or litigation) to enforce or defend any matter arising from or related to this Agreement shall be in the state of the executive offices of the party against whom the claim is brought.

27.4. Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

27.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Words of one gender shall include the other gender, as the context requires. The terms “hereof,” “herein,” “hereunder,” and “herewith,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party hereto or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

27.6. Third-Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Customer and Service Provider; and this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties.

27.7. Notices. All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 27.7, (iv) when sent by electronic mail with a copy sent by another means specified in this Section 27.7, or (v) six (6) days after the date of mailing, when mailed by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

If to Service Provider:	Kindred Healthcare Operating, Inc. 680 South Fourth Street Louisville, Kentucky 40202 Attn: Richard E. Chapman With a copy to: General Counsel

If to Customer:	PharMerica Corporation 1901 Campus Place Louisville, Kentucky 40299 Attn: Richard Toole With a copy to: General Counsel

A party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will be come effective.

27.8. Relationship of the Parties. Service Provider, in furnishing services to Customer hereunder, is acting as an independent contractor. Neither party is an agent of the other party and has no authority to represent the other party as to any matters, except as expressly authorized in this Agreement. This Agreement does not constitute a partnership or joint venture. Nothing contained herein shall render either party an agent of the other party or create any form of fiduciary relationship between the parties or any form of legal association between the parties that would impose liability upon one for the act or failure to act of another. Neither party shall have the power, authority or right to act on behalf of, bind, or create any duty or obligation for the other party or negotiate or conclude contracts on behalf of or in the name of the other party or impose any liability or obligation to third parties upon the other party. Neither party shall incur or accept any liability or enter into any commitments or contracts on behalf of the other party. Neither party’s employees shall be considered employees or agents of the other party, nor shall have privileges given or extended to the other party’s employees.

27.9. Survival. Upon expiration or termination of this Agreement, all rights and obligations hereunder will terminate except that Sections 8, 9, 11, 15, 17, 20, 21.4, 21.5, 22, 23, and 24, and Schedules I and N, will continue to survive any expiration or termination of this Agreement, and Sections 6.1, 6.2, 16.2 and 27, and Schedules B and H, shall survive any expiration or termination of this Agreement to the extent that it contemplates performance or observances subsequent to termination or expiration of this Agreement.

27.10. Counterparts. This Agreement may be executed in any several counterparts, all of which when taken together shall constitute one single agreement between the parties hereto.

27.11. Severability. In the event any provision of this Agreement conflicts with the laws under which this Agreement is to be construed or if any such provision is held invalid, void or unenforceable by a court with competent jurisdiction or other authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

27.12. Waiver of Default. A delay or omission by either party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

27.13 Regulatory Access. Service Provider agrees that, until the expiration of four (4) years after the furnishing of any service pursuant to this Agreement, it will make available, upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of Service Provider directly related to this Agreement that are necessary to certify the nature and extent of charges for which Customer may seek reimbursement from the federal, state, or local government, subject to reasonable confidentiality treatment (to the extent available). Service Provider further agrees that if Service Provider carries out any of its duties under this Agreement through a subcontract with a related organization involving a value or cost of $10,000 or more over a twelve-month period, Service Provider will cause such subcontract to contain a clause to the effect that, until the expiration of four (4) years after the furnishing of any service pursuant to said contract, the related organization will make available upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, the subcontract, and the books, documents and records of said related organization that are necessary to certify the nature and extent of costs incurred by Service Provider for such services, subject to reasonable confidentiality treatment (to the extent available). Service Provider shall give Customer notice promptly upon receipt of any request from the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives for disclosure of such information.

IN WITNESS WHEREOF, and intending to be legally bound, Customer and Service Provider have each caused this Agreement to be signed and delivered by its duly authorized officers, all effective as of the date first set forth above.

SERVICE PROVIDER		CUSTOMER

By:	/s/ Gregory C. Miller	By:	/s/ Gregory S. Weishar
Name:	Gregory C. Miller	Name:	Gregory S. Weishar
Its:	Senior Vice President Corporate Development and Planning	Its:	CEO